April 29, 2021
Manager Directed Portfolios
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:
We consent to the incorporation by reference in this Registration Statement of our opinion dated March 25, 2019, regarding the sale of shares of the iM DBi Managed Futures Strategy ETF and our opinion dated December 6, 2019, regarding the sale of shares of the iM DBi Hedge Strategy ETF. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.